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Ultimus Managers Trust
225 Pictoria Drive
Suite 450
Cincinnati, Ohio  45246
________, 2016

Ladies and Gentlemen:

As counsel to the Ultimus Managers Trust, an Ohio statutory trust (“New Trust”), on behalf of the Stratem Equity Fund, a segregated portfolio of assets (“series”) of New Trust (“New Fund”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization and Termination, dated as of July 26, 2016 (the “Agreement”), by and between New Trust, on behalf of itself and New Fund, and the Stratem Fund, a Delaware statutory trust (“Old Trust”), on behalf of itself and the Stratem Equity Fund, a series of Old Trust (“Old Fund”). New Fund is newly formed and has had no operations to date.

The following transactions (referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Old Trust will transfer all of Old Fund’s assets to New Fund solely in exchange for voting shares of New Fund and the assumption by New Fund of the liabilities of Old Fund; and (ii) Old Fund will distribute the voting shares of New Fund received in step (i) to its shareholders in complete liquidation thereof. Based on our review of the Agreement and related documents, neither dissenters’ rights nor appraisal rights will be available to the shareholders of Old Fund.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a)         Each of Old Trust and New Trust is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b)         New Fund is a separate series of New Trust, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

ATLANTA  AUGUSTA  CHARLOTTE  DENVER  LOS ANGELES  NEW YORK  RALEIGH  SAN DIEGO  SAN FRANCISCO
SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

Ultimus Managers Trust
______________, 2016

(c)         Old Fund is the sole series of Old Trust and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(d)         Old Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 for all its taxable periods and has qualified for the special tax treatment afforded RICs under the Code. New Fund intends to (i) elect to be taxed as a RIC for its taxable year in which the Reorganization occurs; and (ii) continue to qualify as a RIC after the closing of the Reorganization.  Old Fund intends to continue to qualify as a RIC after the closing of the Reorganization until its dissolution and liquidation shortly thereafter.

(e)         Each shareholder of Old Fund will receive in the Reorganization solely voting shares of New Fund in exchange for shares of Old Fund. No dissenters’ rights or appraisal rights will be available to the shareholders of Old Fund.

(f)         The fair market value of the voting shares of New Fund received by each shareholder of Old Fund will be equal to the fair market value of the shares of Old Fund surrendered in exchange therefor.

(g)         New Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Old Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by Old Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Old Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by Old Fund immediately before the Reorganization will be included as assets of Old Fund held immediately prior to the Reorganization.

(h)         New Fund does not have any plan or intention to reacquire any of its shares issued in the Reorganization, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.
(i)         Following the Reorganization, New Fund will continue the historic business of Old Fund as a RIC whose investment returns are primarily based on investments in equity securities of companies with a market capitalization of greater than $4 billion.

(j)         The liabilities of Old Fund assumed by New Fund, and any liabilities to which the transferred assets of Old Fund are subject, were incurred by Old Fund in the ordinary course of its business.

(k)         New Fund, Old Fund and the shareholders of Old Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. Any expenses of Old Fund that are paid or assumed by an investment advisor to Old Fund or by an investment advisor to New Fund will be solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

Ultimus Managers Trust
______________, 2016

(l)         Immediately prior to the transfer of assets by Old Fund to New Fund in the Reorganization: (A) New Fund owned no assets other than a nominal amount of assets to facilitate its organization; and (B) New Fund had no federal income tax attributes (including those specified in Section 381(c)), other than tax attributes related to any assets that are owned by New Fund in conformance with clause (A).

(m)         The ownership of New Fund immediately after its receipt of the assets transferred from Old Fund and the distribution of the voting shares of New Fund to the shareholders of Old Fund in the Reorganization will be the same as the ownership of Old Fund immediately before such transfer.

(n)         There is no intercorporate indebtedness existing between Old Fund and New Fund that was issued, acquired or will be settled at a discount.

(o)         Old Fund has qualified, and each of Old Fund and New Fund will qualify at the time of the Reorganization, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851.

(p)         The fair market value of the assets of Old Fund transferred to New Fund will equal or exceed the sum of the liabilities of Old Fund assumed by New Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q)         During the five-year period ending on the date of the Reorganization, New Fund has not owned, directly or indirectly, any shares of Old Fund.

(r)         Old Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(s)         Neither New Fund nor any person related (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations) to New Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Reorganization, with consideration other than shares of New Fund, New Fund shares furnished in exchange for the assets of Old Fund in the Reorganization, either directly or through any agreement or arrangement with any other person, other than redemptions by New Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(t)         During the five-year period ending on the date of the Reorganization: (i) neither New Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) to New Fund has acquired Old Fund’s shares with consideration other than shares of New Fund; (ii) neither Old Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations but without regard to Section 1.3681(e)(4)(i)(A) of the Treasury Regulations) to Old Fund has acquired shares of Old Fund with consideration other than shares of New Fund or shares of Old Fund, except for redemptions by Old Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to Old Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to Old Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for Old Fund’s tax treatment as a RIC.

Ultimus Managers Trust
______________, 2016

(u)         The aggregate value of the acquisitions, redemptions and distributions described in paragraphs (s) and (t) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Old Fund on the date of the Reorganization.

(v)          No cash will be distributed in lieu of fractional shares in the Reorganization.

(w)        The total adjusted basis of the assets of Old Fund transferred to New Fund will equal or exceed the sum of the liabilities of Old Fund to be assumed by New Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(x)        At the time of the Reorganization, no options, warrants or rights are outstanding with respect to the shares of Old Fund. No options, warrants or rights with respect to the shares of Old Fund have been or will be redeemed in connection with the Reorganization.

(y)         Old Fund is and has always qualified as RIC and Old Fund has not engaged any built-in gain transactions (as described in Notice 88-19, 1988-1 C.B. 486 or the Treasury Regulations sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7).

(z)         Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Fund shares and will own those shares solely by reason of their ownership of Old Fund shares immediately before the Reorganization and (2) the New Fund will hold the same assets -- except for assets, if any, used to pay any Funds’ expenses incurred in connection with the Reorganization -- and be subject to the same liabilities that the Old Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) that Old Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by New Trust with the Securities and Exchange Commission with respect to the Reorganization (the “Proxy Statement”), the Agreement, and such other documents concerning the Reorganization as we have deemed necessary. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Reorganization.

Ultimus Managers Trust
______________, 2016

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)         The New Fund’s acquisition of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities, followed by the Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and the New Fund and the Old Fund will each be “a party to a reorganization” (within the meaning of section 368(b));

(2)         The Old Fund will recognize no gain or loss on the transfer of the Assets to the New Fund in exchange solely for the New Fund Shares and the New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

(3)         The New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

(4)         The New Fund’s basis in each Asset will be the same as the Old Fund’s basis therein immediately before the Reorganization, and the New Fund’s holding period for each Asset will include the Old Fund’s holding period therefor (except where the New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)         A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for the New Fund Shares pursuant to the Reorganization;

(6)         A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

Ultimus Managers Trust
______________, 2016

(7)         For purposes of section 381, the New Fund will be treated just as the Old Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Old Fund’s taxable year, the Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by the New Fund as if there had been no Reorganization, and the part of the Old Fund’s taxable year before the Reorganization will be included in the New Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

The opinion expressed herein is for the exclusive benefit of Old Trust, Old Fund, New Trust, New Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (2) and (4) above, we express no opinion as to the effect of the Reorganization on the Old Fund, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP